UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
           15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-13402

                  Brauvin Real Estate Fund L.P. 4
      (Exact name of registrant as specified in its charter)

    205 North Michigan Avenue, Suite 1900, Chicago, Illinois 60601 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Limited Partnership Interests
     (Title of each class of securities covered by this Form)

                              N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)        [X]
Rule 12g-4(a)(2)        [ ]
Rule 12h-3(b)(1)(i)     [ ]
Rule 12h-3(b)(1)(ii)    [ ]
Rule 15d-6              [ ]

  Approximate number of holders of record as of the certification or notice date: None (Certificate of Cancellation filed with the Delaware Secretary of State on August 7, 2008).

  Pursuant to the requirements of the Securities Exchange Act of 1934, Brauvin Real Estate Fund L.P. 4 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 11, 2008              By:     /s/ Jermone J. Brault

                                           Jerome J. Brault, Individual
                                           General Partner and President
                                           of Brauvin Ventures, Inc., the
                                           corporate general partner of
                                           Brauvin Real Estate Fund L.P. 4